Exhibit 4.1

Seventh Supplemental Indenture
Dated as of June 11, 2009
Supplement to the Amended and Restated Indenture
Dated as of April 22, 2005

PACIFIC GAS AND ELECTRIC COMPANY
Issuer
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
Trustee

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     SEVENTH SUPPLEMENTAL INDENTURE, dated as of June 11, 2009 (this “Seventh Supplemental Indenture”), by and between PACIFIC GAS AND ELECTRIC COMPANY, a corporation duly organized and existing under the laws of the State of California (the “Company” or the “Issuer”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association organized and existing under the laws of the United States of America (formerly known as The Bank of New York Trust Company, N.A.), as Trustee under the Base Indenture (as hereinafter defined) (the “Trustee”).
RECITALS OF THE COMPANY
     A. The Company and the Trustee are parties to that certain Amended and Restated Indenture, dated as of April 22, 2005 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 13, 2007 (the “First Supplemental Indenture”), and as further supplemented by the Second Supplemental Indenture, dated as of December 4, 2007 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of March 3, 2008 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of October 21, 2008 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of November 18, 2008 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture, dated as of March 6, 2009 (the “Sixth Supplemental Indenture”), and this Seventh Supplemental Indenture (this “Seventh Supplemental Indenture,” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”), which supplements, amends and restates that certain Indenture of Mortgage, dated as of March 11, 2004, as supplemented by the First Supplemental Indenture thereto, dated as of March 23, 2004 and the Second Supplemental Indenture thereto, dated as of April 12, 2004, providing for the issuance by the Company of an unlimited number of series of Bonds (as defined in the Base Indenture) from time to time.
     B. Under the Base Indenture, the Company is authorized to establish one or more series of Bonds at any time in accordance with and subject to the provisions of the Base Indenture, and the terms of such series of Bonds may be described by a supplemental indenture executed by the Company and the Trustee.
     C. The execution and delivery of this Seventh Supplemental Indenture has been authorized by a Board Resolution (as defined in the Base Indenture).
     D. Concurrent with the execution hereof, the Company has caused its counsel to deliver to the Trustee an Opinion of Counsel (as defined in the Base Indenture) pursuant to Section 13.03 of the Base Indenture, together with the documents required under Article V of the Base Indenture.
     E. The Company has done all things necessary to make this Seventh Supplemental Indenture a valid agreement of the Company, in accordance with its terms.
     NOW, THEREFORE, the Company and the Trustee agree, for the benefit of each other and for the equal and proportionate benefit of Holders of the Floating Rate Senior Notes (as defined below) with respect to all provisions herein applicable to such series of notes, as follows:

ARTICLE I
DEFINITIONS
     Unless the context otherwise requires, capitalized terms used but not defined herein have the meaning set forth in the Indenture. The following additional terms are hereby established for purposes of this Seventh Supplemental Indenture and shall have the meanings set forth in this Seventh Supplemental Indenture only for purposes of this Seventh Supplemental Indenture:
     “Calculation Agency Agreement” means the Calculation Agency Agreement, dated as of June 11, 2009, by and between the Company and the Calculation Agent, as such agreement may be amended, modified or supplemented from time to time.
     “Calculation Agent” means The Bank of New York Mellon Trust Company, N.A. or such other Person as the Company shall from time to time designate in accordance with the Calculation Agency Agreement.
     “Floating Rate Senior Notes” has the meaning set forth in Section 201 hereto.
     “Original Issue Date” means June 11, 2009.

     The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Seventh Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.
ARTICLE II
ESTABLISHMENT OF THE FLOATING RATE SENIOR NOTES; TERMS
     SECTION 201 Establishment and Designation of the Floating Rate Senior Notes.
     Pursuant to the terms hereof and Section 3.01 of the Indenture, the Company hereby establishes a twenty-eighth series of Bonds designated as the “Floating Rate Senior Notes due June 10, 2010” (the “Floating Rate Senior Notes”). The Floating Rate Senior Notes may be reopened, from time to time, for issuances of additional Bonds of such series, and any additional Bonds issued and comprising Floating Rate Senior Notes shall have identical terms as the Floating Rate Senior Notes, except that the issue price, issue date and, in some cases, the first Interest Payment Date may differ.
     SECTION 202 Form of the Floating Rate Senior Notes.
     The Floating Rate Senior Notes shall be issued in the form of one or more Global Bonds in substantially the form set forth in Exhibit A hereto.

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     SECTION 203 Principal Amount of the Floating Rate Senior Notes.
     The Floating Rate Senior Notes shall be issued in an initial aggregate principal amount of $500,000,000.
     SECTION 204 Interest Rates; Stated Maturity of the Floating Rate Senior Notes.
     The rate of interest on the Floating Rate Senior Notes shall be calculated as set forth in the form of the Floating Rate Senior Notes attached as Exhibit A hereto.
     The Floating Rate Senior Notes shall have a Stated Maturity of June 10, 2010.
     SECTION 205 No Sinking Fund.
     No sinking fund is provided for the Floating Rate Senior Notes.
     SECTION 206 No Redemption.
     The Floating Rate Senior Notes shall not be subject to redemption prior to their Stated Maturity.
     SECTION 207 Paying Agent and Bond Registrar.
     The Trustee is hereby appointed as initial Paying Agent and initial Bond Registrar for the Floating Rate Senior Notes. The Place of Payment of the Floating Rate Senior Notes shall be the Corporate Trust Office of the Trustee.
     SECTION 208 Calculation Agent.
     The Bank of New York Mellon Trust Company, N.A. is hereby appointed as the initial Calculation Agent for the Floating Rate Senior Notes.
     SECTION 209 Global Securities; Appointment of Depositary for Global Securities.
     The Floating Rate Senior Notes shall be issued in the form of one or more permanent Global Bonds as provided in Section 3.13 of the Indenture and deposited with, or on behalf of, the Depositary, or with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee.
     The Company hereby initially appoints The Depository Trust Company (“DTC”) to act as the Depositary with respect to all Floating Rate Senior Notes, and the Floating Rate Senior Notes shall initially be registered in the name of Cede & Co., as the nominee of DTC.
     The Trustee is hereby authorized and requested to execute and deliver a Letter of Representations to DTC relating to the Floating Rate Senior Notes and, in connection with any successor nominee for DTC or any successor Depositary, enter into comparable arrangements, and shall have the same rights with respect to its actions thereunder as it has with respect to its actions under the Indenture.

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     None of the Company, the Trustee, any Paying Agent or any Bond Registrar will have any responsibility or liability for any aspect of Depositary records relating to, or payments made on account of, beneficial ownership interests in a Global Bond or for maintaining, supervising or reviewing any Depositary records relating to such beneficial ownership interests, or for transfers of beneficial interests in the Bonds or any transactions between the Depositary and beneficial owners.
     SECTION 210 Other Terms of the Floating Rate Senior Notes.
     The other terms of the Floating Rate Senior Notes shall be as expressly set forth herein and in Exhibit A.
ARTICLE III
MISCELLANEOUS
     SECTION 301 Concerning the Trustee.
     In acting under and by virtue of this Seventh Supplemental Indenture, the Trustee shall have all of the rights, protections and immunities given to it in the Base Indenture. The Trustee shall have no responsibility for the validity or sufficiency of this Seventh Supplemental Indenture.
     SECTION 302 Amendments to the Base Indenture.
     (a) Article I of the Base Indenture is hereby amended to add the following:
     “Section 1.15. Electronic or Facsimile Communication.
     The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by the Company by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) subsequent to such transmission of written instructions, the Company shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the Company providing such instructions or directions. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.”

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     “SECTION 1.16. WAIVER OF JURY TRIAL.
     EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE BONDS OR THE TRANSACTIONS CONTEMPLATED HEREBY.”
     (b) Section 10.03 of the Base Indenture is hereby amended to add the following:
     “(h) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.”
     SECTION 303 Application of Seventh Supplemental Indenture.
     Except as provided in Section 302 hereof, each and every term and condition contained in this Seventh Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to Floating Rate Senior Notes established hereby and not to any other series of Bonds established under the Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Seventh Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.
     SECTION 304 Effective Date of Seventh Supplemental Indenture.
     This Seventh Supplemental Indenture shall be effective upon the execution and delivery hereof by each of the parties hereto.
     SECTION 305 Counterparts.
     This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

PACIFIC GAS AND ELECTRIC COMPANY, as Issuer
By:	/s/ Nicholas M. Bijur
	Name:	Nicholas M. Bijur
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President

Signature page to Seventh Supplemental Indenture

EXHIBIT A
FORM OF FLOATING RATE SENIOR NOTES DUE JUNE 10, 2010
     THIS SENIOR NOTE IS A BOND AND A GLOBAL BOND WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN DEFINITIVE FORM, THIS SENIOR NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
     UNLESS THIS SENIOR NOTE CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SENIOR NOTE CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     THE FOLLOWING SUMMARY OF TERMS IS SUBJECT TO THE INFORMATION SET FORTH ON THE REVERSE HEREOF:

PRINCIPAL AMOUNT :	ORIGINAL ISSUE DATE:	INTEREST RATE: 3-MONTH LIBOR
$500,000,000	June 11, 2009	PLUS 0.95 % PER ANNUM

MATURITY DATE:	INTEREST PAYMENT DATES:	THIS SENIOR NOTE IS A:
June 10, 2010	September 10, 2009, December 10, 2009,	☑ Global Book-Entry Bond
	March 10, 2010 and the Maturity Date	☐ Certificated Bond

REGISTERED OWNER: Cede & Co., as nominee of The Depository Trust Company

PACIFIC GAS AND ELECTRIC COMPANY
FLOATING RATE SENIOR NOTES DUE JUNE 10, 2010
(Floating Rate)

No. R-1 CUSIP No: 694308 GR2	Principal Amount: $500,000,000
     PACIFIC GAS AND ELECTRIC COMPANY, a corporation duly organized and existing under the laws of the State of California (herein called the “Company,” which term includes any successor Person pursuant to the applicable provisions of the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the Principal Amount stated above on the Maturity Date stated above, and to pay interest thereon from and including the Original Issue Date stated above or, in the case of a Floating Rate Senior Note Due June 10, 2010 issued upon the registration of transfer or exchange, from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on the Interest Payment Dates set forth above and on the Maturity Date stated above until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Floating Rate Senior Note Due June 10, 2010 (this “Senior Note,” and together with all other Floating Rate Senior Notes Due June 10, 2010 (the “Senior Notes”) (or one or more Predecessor Bonds) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th day preceding such Interest Payment Date; provided, however, that interest payable at the Maturity Date will be paid to the Person to whom principal is payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Senior Note (or one or more Predecessor Bonds) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Senior Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of the Indenture and any securities exchange, if any, on which the Senior Notes may be listed, and upon such notice as may be required by any such exchange, all as more fully provided in said Indenture.
     Payments of interest on this Senior Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Senior Note shall be computed and paid on the basis of a 360-day year and the actual days elapsed.
     Payment of principal of, premium, if any, and interest on Senior Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal of, premium, if any, and interest on the Senior Notes represented by a Global Bond shall be made by wire transfer of immediately available funds to the Holder of such Global Bond, provided that, in the case of payments of principal and premium, if any, such Global Bond is first surrendered to the Paying Agent. If any of the Senior Notes are no longer represented by a Global Bond, (i) payments of principal, premium, if any, and interest due on the Maturity Date of such Senior Notes shall be made at the office of the Paying Agent upon surrender of such Senior Notes to the Paying Agent, and (ii) payments of interest shall be made, at the option of the Company, subject to such surrender where applicable, (A) by check mailed to the address of the Person entitled thereto as such address shall appear in the Bond Register or (B) by wire transfer to registered Holders of at least $10,000,000 in principal amount of Senior Notes at such place and to such account at a banking institution in the United States as such Holders may designate in writing to the Trustee at least sixteen (16) days prior to the date for payment.
     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SENIOR NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed.
Dated: June 11, 2009

PACIFIC GAS AND ELECTRIC COMPANY
By:
	Name:	Christopher P. Johns
	Title:	Senior Vice President, Financial Services

By:
	Name:	Nicholas M. Bijur
	Title:	Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This Senior Note is one of the Bonds of the series designated as Bonds of the Twenty-Eighth Series referred to in the within-mentioned Indenture.
     Dated: June 11, 2009

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., As Trustee
By:
Authorized Signatory

Reverse of Senior Note
     This Floating Rate Senior Note Due June 10, 2010 is one of a duly authorized issue of Bonds of the Company, issued and issuable in one or more series under an Amended and Restated Indenture, dated as of April 22, 2005 (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of March 13, 2007 (the “First Supplemental Indenture”), as further supplemented by a Second Supplemental Indenture, dated as of December 4, 2007 (the “Second Supplemental Indenture”), a Third Supplemental Indenture, dated as of March 3, 2008 (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture, dated as of October 21, 2008 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture, dated as of November 18, 2008 (the “Fifth Supplemental Indenture”), a Sixth Supplemental Indenture, dated as of March 6, 2009 (the “Sixth Supplemental Indenture”), and a Seventh Supplemental Indenture, dated as of June 11, 2009 (the “Seventh Supplemental Indenture,” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture and with all additional indentures supplemental thereto, and any constituent instruments establishing the terms of particular Bonds, being herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a description of the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the Holders of Bonds thereunder and of the terms and conditions upon which Bonds are, and are to be, authenticated and delivered. This Senior Note is a Bond within the meaning of the Indenture and is one of the Bonds of the twenty-eighth series designated as the Floating Rate Senior Note Due June 10, 2010 established by the Company under the Indenture. The acceptance of this Senior Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture.
     The interest rate on the Senior Notes will be reset quarterly on September 10, 2009, December 10, 2009 and March 10, 2010 (each, an “Interest Reset Date”). The Senior Notes will bear interest at a per annum rate equal to three-month LIBOR (as defined below) for the applicable Interest Reset Period or Initial Interest Period (each as defined below) plus 0.95% (95 basis points). The interest rate for the Initial Interest Period will be three-month LIBOR, determined as of two London Business Days prior to the Original Issue Date, plus 0.95% (95 basis points) per annum.
     The “Initial Interest Period” will be the period from and including the Original Issue Date to but excluding the initial Interest Reset Date. Thereafter, each “Interest Reset Period” will be the period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date; provided that the final Interest Reset Period for the Senior Notes will be the period from and including the Interest Reset Date immediately preceding the Maturity Date of such Senior Notes to but excluding the Maturity Date.
     If any Interest Reset Date would otherwise be a day that is not a Business Day, the Interest Reset Date will be postponed to the immediately succeeding day that is a Business Day,

except that if that Business Day is in the immediately succeeding calendar month, the Interest Reset Date shall be the immediately preceding Business Day.
     The interest rate in effect on each day will be (i) if that day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if that day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date or the Original Issue Date, as the case may be.
     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date, or the Original Issue Date in the case of the Initial Interest Period, will be the rate determined as of the applicable Interest Determination Date. The “Interest Determination Date” will be the second London Business Day immediately preceding the Original Issue Date, in the case of the initial Interest Reset Period, or thereafter the applicable Interest Reset Date. With respect to any Interest Determination Date, the Calculation Agent will determine three-month LIBOR in accordance with the following provisions:
     (i) LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable Interest Determination Date. “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such Interest Determination Date will be determined in accordance with the provisions of paragraph (ii) below.
     (ii) With respect to an Interest Determination Date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the Calculation Agent (after consultation with the Company) to provide the Calculation Agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London Business Day immediately following such Interest Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such Interest Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations as calculated by the Calculation Agent. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks (which may include affiliates of the underwriters) selected by the Calculation Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time;

provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, LIBOR for such Interest Determination Date will be LIBOR determined with respect to the immediately preceding Interest Determination Date.
     All percentages resulting from any calculation of any interest rate for the Senior Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.
     Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee (if the Calculation Agent is not the Trustee) of the interest rate for the new Interest Reset Period. Upon request of a Holder of the Senior Notes, the Calculation Agent will provide to such Holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Reset Period.
     All calculations made by the Calculation Agent for the purposes of calculating interest on the Senior Notes shall be conclusive and binding on the Holders of the Senior Notes and the Company, absent manifest errors.
     “Business Day” means any day (1) that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment, and (2) that is also a “London Business Day”, which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
     Interest will be payable on September 10, 2009, December 10, 2009 and March 10, 2010, and on the Maturity Date (each an “Interest Payment Date”). In the event that any date on which interest is payable on this Senior Note (other than the Maturity Date) is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest may be made on the next succeeding Business Day with the same force and effect as if made on the date payment was originally payable, and no interest on such payment shall accrue for the period from and after maturity.
     Unless otherwise specified on the face hereof, interest payments, if any, will be the amount of interest accrued from and including the last date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date stated above if no interest has been paid or provided for with respect to this Senior Note) to but excluding the Interest Payment Date or the Maturity Date. Accrued interest hereon from the Original Issue Date stated above or from the last date to which interest hereon has been paid is calculated by multiplying the face amount hereof by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the Original Issue Date stated above or from the last date to which interest shall have been paid, to the date for which accrued interest is being calculated. The interest factor for each day shall be computed by dividing the interest rate applicable to such day by 360. All percentages resulting from any calculation hereon will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation hereon will be rounded to the nearest cent.
     The interest rate on the Senior Notes will in no event be higher than the maximum rate permitted by California law as the same may be modified by United States law of general applicability.
     This Senior Note shall not be subject to redemption prior to its Stated Maturity.
     As provided in the Indenture and subject to certain limitations therein set forth, this Senior Note or any portion of the principal amount hereof will be deemed to have been paid for all purposes of the Indenture and to be no longer Outstanding thereunder, and the Company’s entire indebtedness in respect thereof will be satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust, money in an amount which will be sufficient and/or Eligible Obligations, the principal of and interest on which when due, without regard to any reinvestment thereof, will provide moneys which, together with money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient to pay when due the principal of and premium, if any, and interest on this Senior Note when due.
     If an Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Bonds, considered as one class, may declare the principal amount of all Bonds then Outstanding to be due and payable immediately by notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that with respect to certain Events of Default relating to bankruptcy, insolvency and similar events, the principal amount of all Bonds then Outstanding shall be due and payable immediately without further action by the Trustee or the Holders.
     The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Bonds at the time Outstanding, considered as one class; provided, however, that if there shall be Bonds of more than one series Outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the Holders of Bonds of one or more, but less than all, of such series, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Bonds of all series so directly affected, considered as one class, shall be required; and provided, further, that if the Bonds of any series shall have been issued in more than one Tranche and if a proposed supplemental indenture shall directly affect the rights of the Holders of Bonds of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Bonds of all Tranches so directly affected, considered as one class, shall be required; and provided, further, that the

Indenture permits the Company and the Trustee to enter into one or more supplemental indentures for certain purposes without the consent of any Holders of Bonds. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of Bonds, on behalf of the Holders of all such Bonds, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.
     As provided in and subject to the provisions of the Indenture, the Holder of this Senior Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of at least 33% in aggregate principal amount of the Bonds at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of at least a majority in aggregate principal amount of Bonds at the time Outstanding a direction inconsistent with such written request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Senior Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
     No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Bond Register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Senior Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee or the Bond Registrar, as the case may be, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Senior Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Senior Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     This Senior Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to the principles of conflicts of laws thereunder, except to the extent that the Trust Indenture Act shall be applicable.
     As provided in the Indenture, no recourse shall be had for the payment of the principal of, premium, if any, or interest with respect to this Senior Note, or any part thereof, or for any claim based hereon or otherwise in respect hereof, or of the indebtedness represented hereby, or upon any obligation, covenant or agreement under the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any predecessor or successor corporation (either directly or through the Company or a predecessor or successor corporation), whether by virtue of any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and all the Bonds are solely corporate obligations and that any such personal liability is hereby expressly waived and released as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Senior Note.
     All terms used in this Senior Note which are not defined herein shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM
To assign this Senior Note, fill in the form below: (I) or (we) assign and transfer this Senior Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your signature:
(Sign exactly as your name appears on the face of this Senior Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Bond Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Bond Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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